Exhibit 99.1

Consolidated Financial Statements

FBLC Senior Loan Fund LLC

For the year ended December 31, 2025

FBLC Senior Loan Fund LLC

Table of Contents

Page(s)
Report of Independent Auditors	1 - 2
Consolidated Statement of Assets, Liabilities and Members’ Capital	5
Consolidated Schedule of Investments	6 - 9
Consolidated Statement of Operations	10
Consolidated Statement of Changes in Members’ Capital	11
Consolidated Statement of Cash Flows	12
Notes to Consolidated Financial Statements	13 - 20

Report of Independent Auditors

To the Members of
FBLC Senior Loan Fund LLC

Opinion

We have audited the consolidated financial statements of FBLC Senior Loan Fund LLC (the “Company”), which comprise the consolidated statement of assets, liabilities and members’ capital, including the consolidated schedule of investments, as of December 31, 2025, and the related consolidated statements of operations, changes in members’ capital and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2025, and the results of its operations, changes in its members’ capital and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

March 16, 2026

FBLC Senior Loan Fund LLC
Consolidated Statement of Assets, Liabilities and Members’ Capital
(dollars in thousands)
December 31, 2025

ASSETS
Investments, at fair value (amortized cost of $733,390)	$704,292
Cash and cash equivalents	38,133
Cash collateral on deposit with custodian	340
Receivable for unsettled trades	4,873
Interest receivable	3,876
Prepaid expenses and other assets	2
Total asset	751,516

LIABILITIES
Revolving credit facilities (net of deferred financing costs of $1,445)	$450,555
Secured borrowings	599
Payable for unsettled trades	11,002
Distribution payable	6,801
Interest and credit facility fees payable	4,262
Accounts payable and accrued expenses	650
Total liabilities	473,869

Members' Capital
Capital contributed	283,496
Accumulated loss	(5,849)
Total members' capital	277,647
Total liabilities and members' capital	$751,516

FBLC Senior Loan Fund LLC
Consolidated Statement of Investments
(dollars in thousands)
December 31, 2025

Portfolio Company	Industry	Investment Coupon Rate (a)	Maturity	Principal/Number of Shares	Amortized Cost	Fair Value	% of Members’ Capital (c)
Senior Secured First Lien Debt
Senior Secured First Lien Debt
AAdvantage Loyalty IP, Ltd. (f)	Passenger Airlines	S+2.25% (6.13%)	4/20/2028	$3,990	$3,987	$3,997	1.4%
Acrisure, LLC (b)	Insurance	S+3.25% (6.97%)	6/21/2032	5,156	5,114	5,154	1.9%
ADMI Corp. (f)	Health Care Providers & Services	S+5.75% (9.47%)	12/23/2027	2,793	2,702	2,669	1.0%
Adtalem Global Education, Inc. (f)	Diversified Consumer Services	S+2.75% (6.47%)	8/14/2028	238	238	238	0.1%
Alera Group, Inc. (b)	Insurance	S+3.25% (6.97%)	5/31/2032	7,761	7,724	7,794	2.8%
Allwyn Entertainment Financing US, LLC (b) (f)	Hotels, Restaurants & Leisure	S+2.50% (6.17%)	11/24/2032	7,000	6,860	6,860	2.5%
ARC Falcon I, Inc. (f)	Chemicals	S+3.50% (7.32%)	10/2/2028	4,961	4,967	4,955	1.8%
Arches Buyer, Inc. (b)	Media	S+3.25% (7.07%)	12/6/2027	5,914	5,834	5,923	2.1%
Arcline FM Holdings, LLC (f)	Aerospace & Defense	S+2.75% (6.42%)	6/24/2030	4,975	4,964	4,989	1.8%
Artera Services, LLC (b)	Construction & Engineering	S+4.50% (8.17%)	2/18/2031	5,520	5,489	4,440	1.6%
Ascend Learning, LLC (f)	Diversified Consumer Services	S+3.00% (6.72%)	12/11/2028	3,975	3,966	3,984	1.4%
Ascensus Group Holdings, Inc. (b) (f)	Financial Services	S+3.00% (6.72%)	11/25/2032	7,485	7,479	7,472	2.7%
Athenahealth Group, Inc. (b)	Health Care Technology	S+2.75% (6.47%)	2/15/2029	9,925	9,815	9,935	3.6%
Athletico Management, LLC (f)	Health Care Providers & Services	S+4.25% (8.19%)	2/15/2029	4,825	4,812	3,577	1.3%
Avalara, Inc. (f)	Software	S+2.75% (6.42%)	3/26/2032	5,970	5,942	5,992	2.2%
Beach Acquisition Bidco, LLC (f)	Textiles, Apparel & luxury goods	S+3.25% (6.92%)	9/13/2032	1,450	1,447	1,460	0.5%
Bella Holding Co., LLC (b)	Health Care Providers & Services	S+3.00% (6.72%)	5/10/2028	8,026	8,006	8,047	2.9%
Belron Finance 2019, LLC (b) (f)	Diversified Consumer Services	S+2.25% (6.12%)	10/16/2031	5,728	5,716	5,756	2.1%
Blackhawk Network Holdings, Inc. (b)	Professional Services	S+4.00% (7.67%)	3/12/2029	4,925	4,872	4,944	1.8%
Blackstone CQP Holdco, LP (b) (f)	Oil, Gas & Consumable Fuels	S+2.00% (5.67%)	12/31/2030	4,915	4,919	4,929	1.8%
CD&R Hydra Buyer, Inc. (b)	Industrial Conglomerates	S+4.00% (7.82%)	3/25/2031	6,190	6,165	6,182	2.2%
Cirque Du Soleil Holding USA Newco, Inc. (b) (f)	Entertainment	S+3.75% (7.42%)	3/8/2030	7,339	7,306	6,756	2.4%
Citadel Securities, LP (b)	Financial Services	S+2.00% (5.67%)	10/31/2031	4,411	4,410	4,432	1.6%
Clarios Global, LP (b) (f)	Automobile Components	S+2.75% (6.47%)	1/28/2032	9,975	9,968	10,012	3.6%
Clover Holding 2, LLC (b)	Software	S+3.75% (7.52%)	12/9/2031	5,224	5,178	5,219	1.9%
CNT Holdings I Corp. (b) (f)	Personal Care Products	S+2.50% (6.34%)	11/8/2032	6,031	6,033	6,043	2.2%
Compass Power Generation, LLC (b)	Independent Power and Renewable Electricity Producers	S+3.25% (6.97%)	4/16/2029	6,430	6,356	6,467	2.3%
Connectwise, LLC (b) (f)	Software	S+3.50% (7.43%)	9/29/2028	10,633	10,618	10,427	3.7%
Conservice Midco, LLC (b) (f)	Diversified Consumer Services	S+2.75% (6.47%)	5/13/2030	5,418	5,418	5,423	2.0%
Corelogic, Inc. (b) (f)	IT Services	S+3.50% (7.33%)	6/2/2028	8,882	8,851	8,879	3.2%
Cornerstone Building Brands, Inc. (b) (f)	Building Products	S+5.63% (9.38%)	8/1/2028	3,564	3,583	2,798	1.0%
Cotiviti, Inc. (b)	Health Care Providers & Services	S+2.75% (6.62%)	3/26/2032	4,726	4,682	4,528	1.6%
Cotiviti, Inc. (b) (f)	Health Care Providers & Services	S+2.75% (6.62%)	5/1/2031	9,826	9,791	9,424	3.4%
Crisis Prevention Institute, Inc. (b)	Diversified Consumer Services	S+4.00% (7.67%)	4/9/2031	2,310	2,301	2,290	0.8%
Crown Finance US, Inc. (b)	Entertainment	S+4.50% (8.34%)	12/2/2031	4,950	4,908	4,873	1.8%
Directv Financing, LLC (b)	Media	S+5.00% (9.10%)	8/2/2027	196	195	196	0.1%
EIG Management Co., LLC (b)	Capital Markets	S+5.00% (8.72%)	5/17/2029	3,442	3,391	3,442	1.2%
Emerald Borrower, LP (b) (f)	Machinery	S+2.25% (6.12%)	8/4/2031	2,294	2,290	2,297	0.8%
Ensemble RCM, LLC (b) (f)	Health Care Providers & Services	S+3.00% (6.84%)	8/1/2029	13,311	13,238	13,368	4.7%
Entain, PLC (f)	Hotels, Restaurants & Leisure	S+2.25% (5.92%)	7/30/2032	4,788	4,788	4,747	1.7%
Entain, PLC (b) (f)	Hotels, Restaurants & Leisure	S+2.25% (5.92%)	10/31/2029	3,459	3,454	3,435	1.2%

FBLC Senior Loan Fund LLC
Consolidated Statement of Investments (continued)
(dollars in thousands)
December 31, 2025

Portfolio Company	Industry	Investment Coupon Rate (a)	Maturity	Principal/Number of Shares	Amortized Cost	Fair Value	% of Members’ Capital (c)
Epicor Software Corp. (b)	Software	S+2.50% (6.22%)	5/30/2031	6,070	6,041	6,086	2.2%
FinThrive Software Intermediate Holdings, Inc. (b)	Health Care Technology	S+5.25% (8.95%)	12/15/2028	2,970	2,947	2,732	1.0%
Fitness International, LLC (b) (f)	Hotels, Restaurants & Leisure	S+4.50% (8.22%)	2/12/2029	6,833	6,694	6,839	2.5%
FNZ Group Entities, Ltd. (b)	Financial Services	S+5.00% (8.90%)	11/5/2031	2,968	2,920	2,330	0.8%
Focus Financial Partners, LLC (f)	Capital Markets	S+2.50% (6.22%)	9/15/2031	4,436	4,430	4,443	1.6%
Foresight Energy Operating, LLC (b)	Oil, Gas & Consumable Fuels	S+8.00% (11.77%)	6/30/2027	648	637	648	0.2%
Freeport LNG Investments, LLLP (f)	Oil, Gas & Consumable Fuels	S+3.00% (7.15%)	11/17/2026	4,818	4,805	4,820	1.7%
Galaxy US OpCo, Inc. (f)	Professional Services	S+5.75% (9.59%) 3.75% PIK	7/31/2030	2,326	2,094	2,229	0.8%
Geon Performance Solutions, LLC (b)	Chemicals	S+4.25% (8.18%)	8/18/2028	$4,523	$4,506	$3,555	1.3%
Geosyntec Consultants, Inc. (b) (f)	Professional Services	S+3.00% (6.72%)	7/31/2031	9,181	9,144	9,227	3.3%
Global Medical Response, Inc. (b) (f)	Health Care Providers & Services	S+3.50% (7.38%)	10/1/2032	9,966	9,839	10,022	3.5%
Golden State Foods, LLC (b)	Food Products	S+4.00% (8.00%)	12/4/2031	6,419	6,379	6,450	2.3%
Gulfside Supply, Inc. (b) (f)	Building Products	S+3.00% (6.67%)	6/17/2031	4,444	4,444	4,375	1.6%
Hamilton Projects Acquiror, LLC (f)	Independent Power and Renewable Electricity Producers	S+2.50% (6.22%)	5/30/2031	6,580	6,568	6,617	2.4%
HelpSystems Holdings, Inc. (b)	Software	S+6.00% (9.97%)	5/21/2029	4,590	4,333	4,139	1.5%
Hudson River Trading, LLC (b) (f)	Capital Markets	S+2.75% (6.49%)	3/18/2030	5,224	5,201	5,243	1.9%
Hunter Douglas, Inc. (f)	Household Durables	S+3.00% (6.67%)	1/16/2032	4,484	4,471	4,500	1.6%
Icon Parent I, Inc. (b)	Software	S+2.75% (6.45%)	11/13/2031	4,975	4,956	4,981	1.8%
IDERA, Inc. (f)	Software	S+3.50% (7.35%)	3/2/2028	4,950	4,952	4,602	1.7%
Invenergy Thermal Operating I, LLC (b)	Independent Power and Renewable Electricity Producers	S+2.75% (6.41%)	5/17/2032	3,567	3,559	3,578	1.3%
Invenergy Thermal Operating I, LLC (b)	Independent Power and Renewable Electricity Producers	S+2.75% (6.41%)	5/17/2032	225	224	226	0.1%
ION Platform Finance US, Inc. (f)	Software	S+3.75% (7.42%)	9/30/2032	4,063	4,022	3,803	1.4%
Jane Street Group, LLC (b) (f)	Financial Services	S+2.00% (5.82%)	12/15/2031	8,084	8,075	8,040	2.9%
Jump Financial, LLC (b) (f)	Financial Services	S+3.50% (7.17%)	2/26/2032	7,232	7,169	7,124	2.6%
Kaman Corp. (b) (d)	Aerospace & Defense	S+2.50% (6.43%)	2/26/2032	56	55	58	—%
Kaman Corp. (b) (f)	Aerospace & Defense	S+2.50% (6.32%)	2/26/2032	6,199	6,193	6,220	2.2%
Kaseya, Inc. (b)	Software	S+3.00% (6.72%)	3/22/2032	3,772	3,754	3,772	1.4%
Kingpin Intermediate Holdings, LLC	Hotels, Restaurants & Leisure	0.0725	10/15/2032	5,000	4,896	4,733	1.7%
Kingpin Intermediate Holdings, LLC (f)	Hotels, Restaurants & Leisure	S+3.25% (6.97%)	9/22/2032	7,500	7,445	7,331	2.6%
Kodiak Building Partners, LLC (f)	Building Products	S+3.75% (7.47%)	12/4/2031	4,000	3,836	3,896	1.4%
LABL, Inc. (b)	Containers & Packaging	S+5.00% (8.94%)	10/30/2028	4,910	4,871	3,093	1.1%
Max US Bidco, Inc. (b)	Food Products	S+5.00% (8.67%)	10/3/2030	4,912	4,730	3,755	1.4%
Merlin Buyer, Inc. (f)	Machinery	S+4.00% (7.67%)	12/13/2028	1,108	1,106	1,118	0.4%
Mermaid Bidco Inc (b) (f)	IT Services	S+3.25% (7.15%)	7/3/2031	7,462	7,444	7,481	2.7%
MH Sub I, LLC (b) (f)	IT Services	S+4.25% (7.97%)	5/3/2028	5,367	5,225	4,978	1.8%
Monogram Food Solutions, LLC (f)	Food Products	S+4.00% (7.83%)	8/28/2028	2,088	2,027	2,088	0.8%
Nexus Buyer, LLC (b)	Capital Markets	S+3.50% (7.22%)	7/31/2031	4,962	4,944	4,889	1.8%
Nouryon Finance B.V. (f)	Chemicals	S+3.25% (7.04%)	4/3/2028	2,204	2,192	2,202	0.8%
Omnia Partners, LLC (f)	Commercial Services & Supplies	S+2.75% (6.46%)	12/31/2032	6,152	6,121	6,171	2.2%
Peer Holding III B.V. (b)	Broadline Retail	S+2.50% (6.17%)	7/1/2031	5,940	5,940	5,961	2.1%
PetSmart, LLC (f)	Specialty Retail	S+4.00% (7.73%)	8/18/2032	2,455	2,455	2,442	0.9%
Pluto Acquisition I, Inc. (b)	Health Care Providers & Services	S+4.00% (7.87%)	9/20/2028	9,630	9,631	7,984	2.9%
PODS, LLC (b) (f)	Air Freight & Logistics	S+3.00% (6.83%)	3/31/2028	7,438	7,133	7,343	2.6%
Pregis TopCo, LLC (b)	Containers & Packaging	S+4.00% (7.72%)	2/1/2029	6,661	6,648	6,712	2.4%
Pretzel Parent, Inc. (b)	Entertainment	S+4.50% (8.22%)	10/1/2031	3,474	3,428	3,426	1.2%
Proofpoint, Inc. (b) (f)	Software	S+3.00% (6.92%)	8/31/2028	6,616	6,591	6,644	2.4%
Pug, LLC (f)	Entertainment	S+4.75% (8.47%)	3/15/2030	2,500	2,471	2,474	0.9%

FBLC Senior Loan Fund LLC
Consolidated Statement of Investments (continued)
(dollars in thousands)
December 31, 2025

Portfolio Company	Industry	Investment Coupon Rate (a)	Maturity	Principal/Number of Shares	Amortized Cost	Fair Value	% of Members’ Capital (c)
Quikrete Holdings, Inc. (f)	Construction Materials	S+2.25% (5.97%)	4/14/2031	4,506	4,499	4,517	1.6%
Quikrete Holdings, Inc. (b)	Construction Materials	S+2.25% (5.97%)	2/10/2032	2,531	2,525	2,538	0.9%
Radiology Partners, Inc. (b)	Health Care Providers & Services	S+4.50% (8.17%)	6/30/2032	7,591	7,518	7,570	2.7%
Raven Acquisition Holdings, LLC (b)	Health Care Providers & Services	S+3.00% (6.72%)	11/19/2031	9,727	9,670	9,754	3.5%
Raven Acquisition Holdings, LLC (b) (d)	Health Care Providers & Services	S+3.00%	11/19/2031	—	(4)	2	—%
Recess Holdings, Inc. (b)	Household Durables	S+3.75% (7.62%)	2/21/2030	5,343	5,312	5,373	1.9%
Red Planet Borrower, LLC (b)	Media	S+4.00% (7.72%)	9/8/2032	7,499	7,427	7,506	2.7%
Renaissance Holdings Corp. (f)	Diversified Consumer Services	S+4.00% (7.72%)	4/5/2030	4,148	4,073	3,613	1.3%
Rithum Holdings, Inc. (b)	Software	S+4.75% (8.42%)	7/21/2032	4,988	4,891	4,977	1.8%
Roper Industrial Products Investment Co., LLC (f)	Industrial Conglomerates	S+2.75% (6.42%)	11/22/2029	4,947	4,877	4,973	1.8%
S&S Holdings, LLC (b)	Textiles, Apparel & luxury goods	S+5.00% (8.83%)	3/13/2028	4,673	4,615	4,668	1.7%
Sedgwick Claims Management Services, Inc. (b) (f)	Health Care Providers & Services	S+2.50% (6.22%)	7/31/2031	7,218	7,205	7,239	2.6%
Sharp Services, LLC (f)	Health Care Providers & Services	S+3.00% (6.67%)	9/29/2032	3,016	3,001	3,023	1.1%
Sonrava Health Holdings, LLC	Health Care Providers & Services	P+7.50% (14.25%)	5/18/2028	1,847	1,663	1,754	0.6%
Sonrava Health Holdings, LLC	Health Care Providers & Services	P+7.50% (14.25%) 5.50% PIK	8/18/2028	10,782	10,463	1,617	0.6%
Sonrava Health Holdings, LLC (f)	Health Care Providers & Services	S+10.00% (13.77%) 2.50% PIK	6/3/2026	$311	$311	$311	0.1%
Sotera Health Holdings, LLC (b)	Life Sciences Tools & Services	S+2.50% (6.34%)	5/30/2031	7,410	7,382	7,442	2.7%
Specialty Building Products Holdings, LLC (b)	Building Products	S+3.75% (7.57%)	10/16/2028	4,926	4,823	4,583	1.7%
Staples, Inc. (f)	Specialty Retail	S+5.75% (9.60%)	9/4/2029	2,955	2,866	2,799	1.0%
Starlight Parent, LLC (b)	Software	S+4.00% (7.70%)	4/16/2032	5,486	5,334	5,472	2.0%
Stonepeak Nile Parent, LLC (b) (f)	Air Freight & Logistics	S+2.25% (6.16%)	4/9/2032	4,375	4,365	4,373	1.6%
Tecta America Corp. (b)	Construction & Engineering	S+2.75% (6.47%)	2/18/2032	5,468	5,458	5,485	2.0%
TransDigm, Inc. (f)	Aerospace & Defense	S+2.50% (6.22%)	2/28/2031	3,900	3,894	3,914	1.4%
Traverse Midstream Partners, LLC (b) (f)	Oil, Gas & Consumable Fuels	S+2.50% (6.34%)	2/16/2028	9,849	9,847	9,859	3.6%
Triton Water Holdings, Inc. (b) (f)	Beverages	S+2.25% (5.92%)	3/31/2028	7,384	7,365	7,402	2.7%
Truck Hero, Inc. (b) (f)	Automobile Components	S+5.00% (8.83%)	1/31/2028	4,444	4,378	3,428	1.2%
Truck Hero, Inc. (b) (f)	Automobile Components	S+3.75% (7.58%)	1/31/2028	8,362	8,295	6,391	2.3%
UKG, Inc. (b) (f)	Software	S+2.50% (6.34%)	2/10/2031	9,638	9,581	9,642	3.5%
United Airlines, Inc. (b)	Passenger Airlines	S+2.00% (5.73%)	2/24/2031	3,710	3,697	3,722	1.3%
University Support Services, LLC (b) (f)	Diversified Consumer Services	S+2.75% (6.47%)	2/12/2029	4,025	3,974	3,882	1.4%
US Anesthesia Partners, Inc. (b) (f)	Health Care Providers & Services	S+4.00% (7.99%)	10/2/2028	6,913	6,682	6,938	2.5%
VFH Parent, LLC (f)	Capital Markets	S+2.50% (6.22%)	6/23/2031	5,000	5,000	5,010	1.8%
Victory Buyer, LLC (b)	Building Products	S+3.75% (7.58%)	11/20/2028	7,349	7,182	7,375	2.7%
WCG Purchaser Corp. (b)	Health Care Providers & Services	S+3.00% (6.72%)	2/25/2032	4,473	4,453	4,479	1.6%
WestJet Loyalty, LP (b)	Passenger Airlines	S+3.25% (6.92%)	2/14/2031	5,699	5,653	5,718	2.1%
White Cap Supply Holdings, LLC (f)	Building Products	S+3.25% (6.97%)	10/19/2029	5,280	5,258	5,301	1.9%
Windsor Holdings III, LLC (f)	Chemicals	S+2.75% (6.47%)	8/1/2030	3,245	3,197	3,249	1.2%
X Corp. (b)	Interactive Media & Services	S+6.50% (10.45%)	10/26/2029	4,949	4,923	4,857	1.7%
X Corp. (b) (f)	Interactive Media & Services	0.095	10/26/2029	7,500	7,430	7,468	2.7%
Zayo Group Holdings, Inc. (f)	Diversified Telecommunication Services	S+3.50% (6.83%) 0.50% PIK	3/11/2030	4,482	4,205	4,242	1.5%
Subtotal Senior Secured First Lien Debt					$668,611	$648,199	233.4%

FBLC Senior Loan Fund LLC
Consolidated Statement of Investments (continued)
(dollars in thousands)
December 31, 2025

Portfolio Company	Industry	Investment Coupon Rate (a)	Maturity	Principal/Number of Shares	Amortized Cost	Fair Value	% of Members’ Capital (c)
Senior Secured Second Lien Debt
American Rock Salt Company, LLC	Chemicals	S+7.25% (11.33%)	6/11/2029	$1,943	$1,930	$1,570	0.6%
Edelman Financial Center, LLC (f)	Capital Markets	S+5.25% (8.97%)	10/6/2028	4,750	4,743	4,734	1.7%
IDERA, Inc. (b) (e)	Software	S+6.75% (10.75%)	3/2/2029	1,036	1,031	933	0.3%
Neptune Bidco US, Inc. (f)	Interactive Media & Services	S+9.75% (13.76%)	10/11/2029	579	568	579	0.2%
Peraton Corp. (b)	Communications Equipment	S+7.75% (11.67%)	2/1/2029	9,750	7,882	7,636	2.8%
Subtotal Senior Secured Second Lien Debt					$16,154	$15,452	5.6%

Subordinated Debt
Resideo Funding, Inc.	Building Products	4.00%	9/1/2029	$2,000	$1,915	$1,934	0.7%
Subtotal Subordinated Debt					$1,915	$1,934	0.7%

Securities
Collateralized Securities - Debt Investments
AIG CLO, Ltd. 21-1A F	Capital Markets	S+6.90% (11.02%)	4/22/2034	$1,410	$1,313	$1,320	0.5%
Battalion CLO, Ltd. 21-17A F	Capital Markets	S+7.50% (11.65%)	3/9/2034	1,224	1,153	570	0.2%
Carlyle GMS CLO, 16-3A FRR	Capital Markets	S+8.60% (12.75%)	7/20/2034	2,100	2,008	1,823	0.7%
Eaton Vance CDO, Ltd. 15-1A FR	Capital Markets	S+7.97% (12.12%)	1/20/2030	2,000	1,839	846	0.3%
Greywolf CLO, Ltd. 20-3RA ER	Capital Markets	S+8.74% (12.86%)	4/22/2033	1,000	902	916	0.3%
Highbridge Loan Management, Ltd. 11A-17 E	Capital Markets	S+6.10% (10.25%)	5/6/2030	3,000	2,812	2,592	0.9%
KKR Financial CLO, Ltd. 15 FR	Capital Markets	S+8.50% (12.65%)	1/18/2032	2,000	1,923	1,795	0.6%
LCM, Ltd. Partnership 16A ER2	Capital Markets	S+6.38% (10.55%)	10/15/2031	2,500	2,350	1,807	0.7%
Saranac CLO, Ltd. 20-8A E	Capital Markets	S+8.12% (12.27%)	2/20/2033	1,455	1,445	1,095	0.4%
Sound Point CLO, Ltd. 17-2A E	Capital Markets	S+6.10% (10.22%)	7/25/2030	2,400	2,190	1,820	0.7%
Sound Point CLO, Ltd. 18-3A D	Capital Markets	S+5.79% (9.91%)	10/26/2031	1,000	931	819	0.3%
Symphony CLO, Ltd. 2012-9A ER2	Capital Markets	S+6.95% (11.11%)	7/16/2032	3,000	2,834	2,779	1.0%
Venture CLO 43, Ltd. 21-43A E	Capital Markets	S+7.15% (11.32%)	4/15/2034	3,000	2,933	2,715	1.0%
Wind River CLO, Ltd. 14-2A FR	Capital Markets	S+7.87% (12.04%)	1/15/2031	3,000	2,660	91	—%
Subtotal Collateralized Securities					$27,293	$20,988	7.6%

Equity/Other
Gordian Medical, Inc.	Health Care Providers & Services			415	7,448	7,316	2.6%
Gordian Medical, Inc.	Health Care Providers & Services			392	—	—	—%
PG&E Corp.	Electric Utilities	6.00%		230	10,683	9,412	3.4%
Resolute Investment Managers, Inc.	Financial Services			30	1,286	991	0.4%
Subtotal Equity/Other					$19,417	$17,719	6.4%

TOTAL INVESTMENTS					$733,390	$704,292	253.7%

(a) The majority of the investments bear interest at a rate that may be determined by reference to Secured Overnight Financing Rate ("SOFR" or "S") which reset daily, monthly, quarterly, or semiannually. For each, the Company has indicated the reference rate used, and provided the spread and the interest rate in effect as of December 31, 2025. Certain investments are subject to reference rate floors. For fixed rate loans, a spread above a reference rate is not applicable. For floating rate securities, the all-in rate is disclosed within parentheses.
(b) The Company's investment or a portion thereof is pledged as collateral under the BAML Credit Facility. Individual investments can be divided into parts which are pledged to separate credit facilities.
(c) Percentages are based on members' capital as of December 31, 2025.
(d) The Company has various unfunded commitments to portfolio companies.
(e) The Company’s investment or a portion thereof is held through a total return swap agreement with J.P. Morgan.
(f) The Company's investment or a portion thereof is pledged as collateral under the Wells Fargo Credit Facility. Individual investments can be divided into parts which are pledged to separate credit facilities.

FBLC Senior Loan Fund LLC
Consolidated Statement of Operations
(dollars in thousands)
For the year ended December 31, 2025

Investment income:
Interest from Investments	$77,649
Interest from cash and cash equivalents	1,144
Total interest income	78,793
Fee and other income	1,004
Total investment income	79,797

Operating expenses:
Interest and credit facility financing expenses	34,568
Other general and administrative	1,446
Professional fees	996
Total Expenses	37,010

Net investment income	42,787

Realized and unrealized gain (loss) on investments:
Net realized loss from investments	(16,127)
Net change in unrealized depreciation on investments	(15,266)
Net realized loss on extinguishment of debt	(314)
Net realized and unrealized gain on investments	(31,707)

Net increase in members’ capital resulting from operations	$11,080

FBLC Senior Loan Fund LLC
Consolidated Statement of Cash Flows
(dollars in thousands)
For the year ended December 31, 2025

Balance, December 31, 2024	$500,638
Distributions	(34,071)
Return of capital distribution	(200,000)
Net investment income	42,787
Net realized loss from investments	(16,127)
Net change in unrealized depreciation on investments	(15,266)
Net realized loss on extinguishment of debt	(314)
Balance, December 31, 2025	$277,647

FBLC Senior Loan Fund LLC
Consolidated Statement of Cash Flows
(dollars in thousands)
For the year ended December 31, 2025

Cash flows from operating activities:
Net increase in members’ capital from operations	11,080
Adjustments to reconcile net increase in members’ capital from operations to net cash used in operating activities:
Net realized loss from investments	16,127
Net change in unrealized depreciation on investments	15,266
Realized loss on extinguishment of debt	314
Payment-in-kind interest income	(1,332)
Purchases of investments	(300,262)
Proceeds from principal repayments and sales of investments	668,716
Net accretion of discounts and amortization of premiums	(3,936)
Amortization of deferred financing costs	1,081
(Increase) decrease in operating assets:
Interest receivable	3,265
Receivable for unsettled trades	4,856
Cash collateral on deposit with custodian	1,710
Prepaid expenses and other assets	2
Increase (decrease) in operating liabilities:
Payable for unsettled trades	(29,754)
Interest and credit facility fees payable	(757)
Accounts payable and accrued expenses	(205)
Net cash used in operating activities	386,171

Cash flows from financing activities
Proceeds from secured borrowings	443
Repayments on secured borrowings	(154)
Borrowings on revolving credit facility	417,000
Repayments on revolving credit facility	(555,000)
Return of capital distribution	(200,000)
Distributions, net of change in distribution payable	(38,208)
Payment of deferred financing costs	(1,371)
Net cash provided by financing activities	(377,290)

Net increase in cash	8,881
Cash and cash equivalents, beginning of year	29,252
Cash and cash equivalents, end of year	$38,133

Supplemental disclosure of cash flow information:
Cash interest paid during the year	$34,244

Supplemental disclosure of non-cash flow information:
Repayments on secured borrowings	$(4,289)

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Note 1. Organization

FBLC Senior Loan Fund LLC, (the “Company”), a Delaware limited liability company, was formed on December 7, 2020, under and pursuant to the Limited Liability Company Act of the State of Delaware (the “Act”) upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware. The Company accepted its first capital commitments and commenced operations on January 20, 2021. Pursuant to the Company’s Limited Liability Company Agreement (the “Agreement”), the purpose and business of the Company shall be (i) to make investments, either directly or indirectly through subsidiaries or other persons, in portfolio companies primarily through senior secured loans, and to a lesser extent, mezzanine loans, unsecured loans, bonds and equity of predominantly private U.S. middle-market companies, including broadly syndicated loans, and (ii) to engage in any other lawful acts or activities as the Company’s board of managers (the “Board”) deems reasonably necessary or advisable for which limited liability companies may be organized under the Act.

As of December 31, 2025, the Company’s members are Franklin BSP Capital Corporation (“FBCC”) and Cliffwater Corporate Lending Fund (“CCLF”, collectively the “Members”). As a result of a merger between Franklin BSP Lending Corporation (“FBLC”) and FBCC, on January 24, 2024, FBCC replaced FBLC as a member of the company. FBCC and CCLF each appoint two members to the four‐person Board. All material decisions with respect to the Company, including those involving its investment portfolio, require unanimous approval of a quorum of the Board. Quorum is defined as (i) the presence of two members of the Board; provided that at least one individual is present that was elected, designated or appointed by each member; (ii) the presence of three members of the Board; provided that the individual that was elected, designated or appointed by the member with only one individual present shall be entitled to cast two votes on each matter; and (iii) the presence of four members of the Board; provided that two individuals are present that were elected, designated or appointed by each member. On January 20, 2021, the Company entered into an Administrative and Loan Servicing Agreement (the “Administrative Agreement”) with Benefit Street Partners, LLC, a Delaware limited liability company (the “Administrator”), to perform certain duties as described in the Administrative Agreement.

The Company has the ability to organize, acquire, transfer, or otherwise dispose of interests in subsidiaries or alternative investment vehicles. The Company utilizes four wholly owned and controlled subsidiaries: BDCA-CB Funding, LLC (“CB Funding”), a Delaware limited liability company, BDCA SLF Funding LLC (“SLF Funding”), a Delaware limited liability company, SLF Boylston Funding, LLC (“SLF Boyston Funding”), a Delaware limited liability company, and FBCC SLF-W Funding, LLC (“Wells Fargo LLC”), a Delaware limited liability company (collectively, the “Subsidiaries”).

Note 2. Significant Accounting Policies

Basis of presentation: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”). The Company qualifies as an investment company, as defined in FASB ASC Topic 946, Financial Services — Investment Companies (“ASC Topic 946”), and therefore is applying specialized accounting and reporting guidance in ASC Topic 946.

Use of estimates: The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Valuation of investments: The Company applies fair value to its investments in accordance with ASC Topic 820 — Fair Value Measurements and Disclosure (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework used to measure fair value and requires disclosures for fair value measurements, including the categorization of financial instruments into a three-level hierarchy based on the transparency of valuation inputs. See Note 3 for further discussion regarding the Company’s fair value measurements and hierarchy.

Consolidation: For reporting purposes, the consolidated financial statements of the Company include the accounts of the Company and the Subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Investment income: Investment transactions are accounted for on a trade date basis. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis. Discounts and premiums on investments purchased are accreted/amortized over the expected life of the respective investment using the effective yield method. The amortized cost of investments represents the original cost adjusted for the accretion of discount and amortization of premium on investments.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Investments may be placed on non-accrual status when principal or interest payments are past due and/or when there is reasonable doubt that principal or interest will be collected. Accrued interest which may include un-capitalized payment-in-kind (“PIK”) interest is generally reversed when an investment is placed on non-accrual status. Previously capitalized PIK interest is not reversed when an investment is placed on non-accrual status. Interest payments received on non-accrual investments may be recognized as income or applied to principal depending upon management's judgment of the ultimate outcome. Non-accrual investments are restored to accrual status when past due principal and interest is paid and, in management's judgment, are likely to remain current.

Investment transactions: Investment transactions are recorded on a trade-date basis. Interest and expenses are recorded on the accrual basis of accounting. Dividend income is recorded on the ex-dividend date, net of withholding taxes, if applicable. Realized gains or losses are calculated using the specific identification method. Realized gains and losses on the sale of investment securities are calculated based upon the difference between the total sales proceeds and the cost basis of the specific security sold. Changes in the fair value of investments, as determined by the Company through the application of the Company’s valuation policy, are included as net change in unrealized gain (loss) on investments on the Consolidated Statement of Operations.

Deferred financing costs: Deferred financing costs represent fees and other direct incremental costs incurred in connection with the Company’s borrowings. As of December 31, 2025, the Company had unamortized deferred financing costs of $1,445,214 presented as a direct reduction of the carrying amount of debt on the Consolidated Statement of Assets, Liabilities and Members’ Capital. These amounts are amortized and included in interest and credit facility financing expenses on the Consolidated Statement of Operations over the estimated average life of the borrowings. Amortization of deferred financing costs for the year ended December 31, 2025 was $1,081,350.

Cash and cash equivalents: Cash and cash equivalents include cash held in banks and short-term, liquid investments in a money market deposit account. The Company deposits its cash in a financial institution and at times, such balances may be in excess of the Federal Deposit Insurance Corporation insurance limits; however, the Company does not believe it is exposed to any significant credit risk.

Income taxes: As the Company is a limited liability company and is treated as a partnership for tax purposes, it is not liable for federal or state income taxes and accordingly, no tax provision (benefit) for federal and state income taxes is made with respect to the Company’s taxable income or loss. The Members of the Company are each responsible for the federal and state tax liability or benefit related to his or her distributable share of taxable income or loss of the Company allocated pursuant to the terms of the Agreement.

The Company is subject to the provisions of ASC 740, Income Taxes. This standard establishes consistent thresholds as it relates to accounting for income taxes. It defines the threshold for recognizing the benefits of tax-return positions in the consolidated financial statements as “more-likely-than-not” to be sustained by the taxing authority and requires measurement of a tax position meeting the more-likely-than-not criterion, based on the largest benefit that is more than 50% likely to be realized. The Company has analyzed its inventory of tax positions taken with respect to all applicable income tax issues for all open tax years (in each respective jurisdiction) and has concluded that no provision for income tax is required in the Company’s consolidated financial statements. The Company recognizes interest and penalties accrued, if any, related to unrecognized tax benefits in interest expense. No interest expense or penalties have been assessed for the year ended December 31, 2025. In general, the Company’s tax positions for open tax years remain subject to examination by the tax authorities in the jurisdictions in which the Company operates.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Note 3. Fair Value of Financial Instruments

The Company values all investments in accordance with ASC Topic 820. ASC Topic 820 requires disclosures about assets and liabilities that are measured and reported at fair value. As defined in ASC Topic 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation models involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the assets or liabilities and the assets’ or liabilities’ complexity.

ASC Topic 820 establishes a hierarchal disclosure framework which prioritizes and ranks the level of market price observability of inputs used in measuring investments at fair value. Market price observability is affected by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Based on the observability of the inputs used in the valuation techniques, the Company is required to provide disclosures on fair value measurements according to the fair value hierarchy. The fair value hierarchy ranks the observability of the inputs used to determine fair values. Investments carried at fair value are classified and disclosed in one of the following three categories:

•Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities at the measurement date.

•Level 2 — Valuations based on inputs other than quoted prices in active markets, including quoted prices for similar assets or liabilities, which are either directly or indirectly observable.

•Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement. This includes situations where there is little, if any, market activity for the assets or liabilities. The inputs into the determination of fair value are based upon the best information available and may require significant management judgment or estimation.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an asset’s categorization within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Valuation process: The Company establishes valuation processes and procedures to ensure that the valuation techniques utilized are fair, consistent, and verifiable. The Board oversees the valuation process of the Company’s investments performed by the Administrator. Valuations are required to be supported by market data, industry accepted third-party pricing models, or other methods the Board deems to be appropriate.

The valuation process begins with each investment being initially evaluated and rated by the investment professionals of the Administrator responsible for the credit monitoring of the portfolio investment. The Company may base its valuation on indicative bid and ask prices provided by an independent third-party pricing service. For loans where indicative prices are not available from an independent third-party pricing service, the Administrator will engage one or more independent valuation firm(s) to provide independent appraisals of investments for which market quotations are not readily available. The investment professionals responsible for the portfolio investment, the Administrator’s valuation team and the Board review and supplement the valuation recommendations from the independent valuation firm(s).

Investments for which market quotations are readily available on an exchange are valued at the reported closing price on the valuation date. The Company may also obtain quotes with respect to certain of the Company's investments from pricing services or brokers or dealers in order to value assets. When doing so, the Company determines whether the quote obtained is readily available according to GAAP to determine the fair value of the security. If determined to be readily available, the Company uses the quote obtained.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Investments without a readily available market quotation are primarily valued using a market approach, an income approach, or both approaches, as appropriate. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities (including a business). The income approach uses valuation techniques to convert future amounts (for example, cash flows or earnings) to a single present amount (discounted). The measurement is based on the value indicated by current market expectations about those future amounts. In following these approaches, the types of factors that we may take into account in fair value pricing our investments include, as relevant: available current market data, including relevant and applicable market trading and transaction comparables, applicable market yields and multiples, security covenants, call protection provisions, information rights, the nature and realizable value of any collateral, the portfolio company’s ability to make payments, its earnings and discounted cash flows, the markets in which the portfolio company does business, comparisons of financial ratios of peer companies that are public, M&A comparables, and enterprise values, among other factors. When available, broker quotations and/or quotations provided by pricing services are considered as an input in the valuation process.

Fair Value Disclosures: The following table presents the fair value measurements, by major class, as of December 31, 2025, according to the fair value hierarchy:

There were no significant changes in valuation approach or technique as of December 31, 2025.

The table below reflects the purchases of the Company’s assets classified as Level 3 during the year ended December 31, 2025:

Transfers between levels of the fair value hierarchy are recognized at the beginning of the reporting period. There were no transfers into or out of Level 3 during the year ended December 31, 2025.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Significant Unobservable Inputs: ASC Topic 820 requires disclosure of quantitative information about the significant unobservable inputs used in the valuation of assets and liabilities classified as Level 3 within the fair value hierarchy. Disclosure of this information is not required in circumstances where a valuation (unadjusted) is obtained from a third-party pricing service and the information regarding the unobservable inputs is not reasonably available to the Company and as such, the disclosures provided below exclude those investments valued in that manner. The table below is not intended to be all-inclusive, but rather to provide information on significant unobservable inputs and valuation techniques used by the Company.

The valuation techniques and significant unobservable inputs used in recurring Level 3 fair value measurements of assets as of December 31, 2025, were as follows:

The income and market approaches were used in the determination of fair value of certain Level 3 assets as of December 31, 2025. The significant unobservable inputs used in the income approach are the discount rate or market yield used to discount the estimated future cash flows expected to be received from the underlying investment, which include both future principal and interest payments. An increase in the discount rate or market yield would result in a decrease in the fair value. Included in the consideration and selection of discount rates is risk of default, rating of the investment, call provisions and comparable company investments. The significant unobservable inputs used in the market approach are based on market comparable transactions and market multiples of publicly traded comparable companies. Changes in these inputs in isolation may result in a significantly higher or lower fair value measurement of the respective subject instrument.

Valuations of loans, corporate debt, and other debt obligations are generally based on discounted cash flow techniques, for which the significant inputs are the amount and timing of expected future cash flows, market yields and recovery assumptions. The significant inputs are generally determined based on relative value analysis, which incorporate comparisons to other debt instruments for which observable prices or broker quotes are available. Other valuation methodologies are used as appropriate including market comparables, transactions in similar instruments and recovery/liquidation analysis. The Company also considers the use of EBITDA multiples, revenue multiples, tangible net asset value multiples, TBV multiples, and other relevant multiples on its debt and equity investments to determine any credit gains or losses in certain instances. Changes in these inputs in isolation may result in a significantly higher or lower fair value measurement of the respective subject instrument.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Note 4. Borrowings

CIBC Revolving Credit Facility: SLF Funding entered into a senior secured revolving credit facility with Canadian Imperial Bank of Commerce, as agent, on July 2, 2021 (the “CIBC Facility”). The CIBC Facility was terminated on August 19, 2025. Deferred financing costs totaling $313,579 were realized as loss on extinguishment of debt.

The maximum amount SLF Funding was able to borrow from the CIBC Facility was $300,000,000. Borrowings under the revolving credit facility bore interest at an annual rate of SOFR plus 2.00% per annum. In addition to the stated interest rate on borrowings, SLF Funding was required to pay an unused commitment fee of 0.50% per annum on any unused portion of the revolving credit facility. Interest expense and unused commitment fees under the facility totaled $7,813,071 for the year ended December 31, 2025, and were included within interest and credit facility financing expenses on the Consolidated Statement of Operations.

Bank of America Revolving Credit Facility: SLF Boylston Funding entered into a senior secured revolving credit facility with Bank of America, N.A., as agent, on June 15, 2023 (the “BAML Facility”).

The maximum amount SLF Boylston Funding is able to borrow from the BAML Facility is currently $450,000,000. Borrowings under the revolving credit facility bear interest at an annual rate of daily SOFR plus 1.70% per annum. In addition to the stated interest rate on borrowings, SLF Boylston Funding is required to pay an unused commitment fee equal to (i) 0.50% per annum on any unused portion of the initial outstanding borrowings (the “Unused Amount”) of the facility amount prior to the three-month anniversary of the Closing Date, and (ii) on and after the three-month anniversary of the Closing Date, (a) 1.50% per annum on any unused amount in excess of $112,500,000 (the “First Unused Amount”), and (b) 0.50% per annum on any unused amount up to $112,500,000 (the “Second Unused Amount”). Interest expense and unused commitment fees under the facility totaled $21,714,210 for the year ended December 31, 2025, and were included within interest and credit facility financing expenses on the Consolidated Statement of Operations.

Wells Fargo Bank Revolving Credit Facility: Wells Fargo LLC entered into a senior secured revolving credit facility with Wells Fargo Bank, N.A., as agent, on July 18, 2025 (the “WF Facility”).

The maximum amount Wells Fargo LLC is able to borrow from the WF Facility is currently $250,000,000. Borrowings under the revolving credit facility bear interest at an annual rate of daily SOFR plus 1.60% per annum. In addition to the stated interest rate on borrowings, Wells Fargo LLC is required to pay an unused commitment fee based on the percentage of total commitments that remain unused and the time elapsed since the Closing Date, which is equal to (i) prior to the nine‑month anniversary of the Closing Date, (a) 0.40% per annum on any unused amount of the facility in excess of 10% and up to 50%, and (b) 1.00% per annum on any unused amount in excess of 50%, and (ii) on and after the nine‑month anniversary of the Closing Date, (a) 0.40% per annum on any unused amount of the facility in excess of 10% and up to 30%, and (b) 1.00% per annum on any unused amount in excess of 30%. No unused commitment fee is payable on any unused amount of 10% or less. Interest expense and unused commitment fees under the facility totaled $3,675,387 for the year ended December 31, 2025, and were included within interest and credit facility financing expenses on the Consolidated Statement of Operations.

JPM Total Return Swap: The Company entered into a total return swap agreement with JPMorgan Chase Bank as agent, on February 24, 2021 (the “JPM TRS”). The JPM TRS gives the Company the option to enter into total return swap transactions which reference syndicated bank loans. The Company may terminate these transactions as it sees fit. These transactions have calculated aggregated closing amounts that are finalized at the end of each month which represent payments, fees, and interest for each transaction. Transactions bear financing costs at an annual rate of SOFR plus 1.25% per annum. Interest expense under the facility totaled $77,758 for the year ended December 31, 2025, and was included within interest and credit facility financing expenses on the Consolidated Statement of Operations.

As of December 31, 2025, all total return swaps on the JPM TRS were entered contemporaneously with the Company’s sale of their respective reference assets. Due to the Company’s continuing involvement in these assets, these assets are not derecognized under ASC 860, Transfers and Servicing, and are presented on the Consolidated Schedule of Investments. As of December 31, 2025, the Company recorded secured borrowings of $598,891 on the Consolidated Statement of Assets, Liabilities and Members’ Capital. This amount represents a reduction of $3,999,941 from December 31, 2024 relating to investment activity on the underlying reference assets. Any margin paid to the counterparty under the terms of the JPM TRS is included in the Cash collateral on deposit with custodian on our Consolidated Statement of Assets, Liabilities and Members’ Capital.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Note 5. Members’ Capital

The Company may call commitments to enable the Company to make investments, to pay fees and expenses, or to provide reserves. At commencement, FBCC and CCLF owned 87.5% and 12.5% of the Company, respectively. Effective December 8, 2021, CCLF increased its commitment to the Company by $35,000,000. Effective July 2, 2024, FBCC increased its commitment to the Company by $100,000,000. Effective February 28, 2025, the company distributed $100,000,000 to FBCC as a non-pro rata return of capital. Effective October 15, 2025, the Company distributed $100,000,000 to FBCC and CCLF based on their pro rata allocations. As of December 31, 2025, the Company had commitments totaling $283,495,510, of which 100% of the total commitments had been called. Pursuant to the agreement, profit and loss are allocated among the members pro rata in accordance with their respective ownership of the Company. No member is required to fund an amount in excess of its uncalled commitment. As of December 31, 2025, FBCC and CCLF owned 80.0% and 20.0% of the Company, respectively. Unless otherwise determined by the Board, the Company shall make quarterly distributions to members in an amount approximating the Company’s estimated ordinary income for such quarter, subject to expenses and reserves.

Note 6. Related Parties

The Administrator is an affiliate of one of the Members. Under the Administration agreement, the Company pays the Administrator a fee equal to 0.15% of the Company’s average gross assets as compensation for administrative services provided. For the year ended December 31, 2025, the Company incurred $1,443,331 in administrative expenses (included within other general and administrative expenses on the Consolidated Statement of Operations) under the Administration Agreement. Of this amount, $321,560 is payable as of December 31, 2025, and was included within accounts payable and accrued expenses on the Consolidated Statement of Assets, Liabilities and Members’ Capital.

Note 7. Commitments and Contingencies

As of December 31, 2025, the Company had $1,231,552 in outstanding commitments to fund investments under undrawn revolvers and delayed draw commitments.

The Company maintains sufficient cash on hand and available borrowings to fund such unfunded commitments.

In the ordinary course of business, the Company may enter into contracts or agreements that contain indemnifications or warranties. Future events could occur that lead to the execution of these provisions against the Company. Based on its history and experience, the Board feels that the likelihood of such an event is remote.

The Company is not currently contractually obligated to provide financial support to any of the portfolio companies included in the Consolidated Schedule of Investments. The primary purpose of the Company’s investments is to support the growth objectives of the portfolio companies. No other contractual or non-contractual financial support was provided to the Company’s portfolio companies during the year ended December 31, 2025. The Company may assist a portfolio company in obtaining financial support in the future and has unfunded loan commitments as indicated in the table above.

FBLC Senior Loan Fund LLC
Notes to Consolidated Financial Statements
For the year ended December 31, 2024
Note 8. Financial Highlights

The financial highlights for the Company for the year ended December 31, 2025 were as follows:

Total return is calculated for all members taken as a whole. The return is calculated as the change in members’ capital, adjusted for capital calls, distributions, and withdrawals during the year. The above ratios are computed based upon the weighted average members’ capital for the Company for the year ended December 31, 2025. An individual member’s return and ratios may vary from those presented above due to the timing of capital transactions.

The financial highlights may not be indicative of the future performance of the Company.

Note 9. Subsequent Events

The Company has evaluated subsequent events for potential recognition and/or disclosure through March 16, 2026, the date the financial statements were available to be issued.